FIRST AMENDMENT
                                       TO
                                RIGHTS AGREEMENT

         FIRST AMENDMENT dated as of March 6, 1998 ("this Amendment") between 3-D Geophysical, Inc., a Delaware corporation (the "Company"), and American Securities Transfer & Trust, Inc., as Rights Agent.

         WHEREAS, the above-mentioned parties have previously entered into that certain Rights Agreement dated as of July 17, 1997 (the "Rights Agreement") governing certain preferred stock purchase rights (the "Rights") of the Company's stockholders;

         WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 8, 1998, by and among the Company, Western Atlas Inc., a Delaware corporation ("Parent"), and WAI Acquisition Corp., a Delaware corporation and a subsidiary of Parent ("WAI"), whereby WAI will make a tender offer (the "Tender Offer") to purchase all outstanding shares of Common Stock of the Company for cash and upon consummation of the Tender Offer WAI will merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, upon the execution and delivery of the Merger Agreement, certain directors and officers of the Company will simultaneously enter into and deliver, support agreements (each a "Support Agreement") in substantially the form attached to the Merger Agreement as Annex II;

         WHEREAS, the Board of Directors deems it desirable and in the best interests of its stockholders that the transactions contemplated by the Merger Agreement be consummated;

         WHEREAS, Section 4.18 of the Merger Agreement provides that prior to the Effective Time (as defined in the Merger Agreement), the Company shall amend the Rights Agreement (without redeeming the Rights) so that none of the transaction contemplated by the Merger Agreement will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Parent, WAI or any of their Affiliates or Associates to be an Acquiring Person (as each such term is defined in the Rights Agreement), or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement).

         WHEREAS, such parties wish to amend the Rights Agreement in the manner set forth below.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

         2. The definition of "Acquiring Person" in Section 1 is hereby amended by adding the following provision to the end of paragraph (a)(i) of such definition:

         "and neither Parent nor WAI shall become an Acquiring Person by reason or as a result of the execution or delivery of any Support Agreement or the Merger Agreement or the consummation of the Tender Offer or of the Merger or any other transaction contemplated by the Merger Agreement."

         3. The definition of "Distribution Date" in Section 1 is hereby amended by adding the following provision to the end of such definition:

         "; PROVIDED THAT no Distribution Date shall occur by reason or as a result of the execution or delivery of any Support Agreement or the Merger Agreement or the consummation of the Tender Offer or Merger or any other transaction contemplated by the Merger Agreement."

         4. The following definitions are hereby added to Section 1:

         ""Merger" means the merger of WAI with and into the Company upon the terms and conditions set forth in the Merger Agreement."

         ""Merger Agreement" means the Agreement and Plan of Merger, dated as of March 8, among the Company, WAI and Parent."

         ""Parent" means Western Atlas Inc., a Delaware corporation."

         ""Support Agreement" means the Support Agreement in the form of Annex II to the Merger Agreement, dated as of the date of the Merger Agreement and executed by certain directors and officers of the Company."

         ""Tender Offer" means the offer by WAI to purchase all of the outstanding shares of Common Stock (including the Right associated with each share of Common Stock) pursuant to Article I of the Merger Agreement.

         ""WAI" means WAI Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent."

         5. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed entirely in Delaware.

         6. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         7. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                                     3-D GEOPHYSICAL, INC.

Attest:

/s/ John M. Wilkie, Jr.                     By:   /s/ Joel Friedman
-----------------------                          -----------------
                                            Name:  Joel Friedman
                                            Title:  Chairman


                                               AMERICAN SECURITIES TRANSFER
                                                   & TRUST, INC.

Attest:

/s/ Kimberly Hammond                         By:   /s/ Kellie Gwinn
--------------------                               ----------------
                                             Name:  Kellie Gwinn
                                             Title:  Senior Vice President